Exhibit (h)(xxvi)

AMENDED AND RESTATED

EXPENSE Limitation/reimbursement AGREEMENT

This Agreement is entered into as of the October 31, 2017, as amended and restated August 31, 2019, August 31, 2020, May 1, 2021, August 31, 2021, August 31, 2022, August 31, 2023, August 31, 2024, July 1, 2025, and August 31, 2026, by and between Polen Capital Management, LLC (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf of Polen 5Perspectives Small Growth Fund (formerly, Polen U.S. Small Company Growth Fund) (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, fees and expenses attributable to a distribution or service plan adopted by the Trust, interest and other costs of borrowing, extraordinary items, “Acquired Fund Fees and Expenses” (as defined in Form N-1A), and brokerage commissions, do not exceed the levels described below;

WHEREAS, effective September 1, 2019, the Adviser amended and restated this Agreement to extend the term to August 31, 2020;

WHEREAS, effective September 1, 2020, the Adviser amended and restated this Agreement to extend the term to August 31, 2021;

WHEREAS, effective May 1, 2021, the Adviser amended and restated this Agreement to reflect: (i) a reduction in the Expense Limitation level with respect to the Investor Class and Institutional Class shares of the Fund from 1.25% of the Fund’s average daily net assets to 1.10% of the Fund’s average daily net assets; and (ii) the addition of Class Y shares of the Fund;

WHEREAS, effective September 1, 2021, the Adviser amended and restated this Agreement, to extend the term to August 31, 2022;

WHEREAS, effective September 1, 2022, the Adviser amended and restated this Agreement to extend the term to August 31, 2023;

WHEREAS, effective September 1, 2023, the Adviser amended and restated this Agreement to extend the term to August 31, 2024;

WHEREAS, effective September 1, 2024, the Adviser amended and restated this Agreement to extend the term to August 31, 2025;

WHEREAS, effective July 1, 2025, the Adviser amended and restated this Agreement to extend the term to August 31, 2026, and to exclude other costs of borrowing; and

WHEREAS, effective September 1, 2026, the Adviser wishes to amend and restate this Agreement to extend the term to August 31, 2027.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, (excluding taxes, fees and expenses attributable to a distribution or service plan adopted by the Trust, interest and other costs of borrowing, extraordinary items, “Acquired Fund Fees and Expenses,” and brokerage commissions) do not exceed (on an annual basis): (i) 1.25% as a percentage of the Fund’s average daily net assets with respect to the Investor Class and Institutional Class shares of the Fund from the commencement of operations of the Fund through May 1, 2021; and (ii) the following percentages of the Fund’s average daily net assets effective May 1, 2021 through August 31, 2027:

Institutional Class	1.10%
Investor Class	1.10%
Class Y	1.00%

Fee Recovery. The Adviser is entitled to recover, subject to approval by the Board of Trustees, such amounts reduced or reimbursed for a period of up to three (3) years from the date on which the Adviser reduced its compensation and/or assumed expenses for the Fund. The Adviser is permitted to seek reimbursement from the Fund, for fees it waived and Fund expenses it paid to the extent the total annual fund expenses do not exceed the limits described above or any lesser limits in effect at the time of the reimbursement. No reimbursement will occur unless the Fund’s expenses are below the Expense Limitation.

Term. This Agreement shall terminate on August 31, 2027, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

[SIGNATURE PAGE FOLLOWS]

Effective as of the date first set forth above.

Polen Capital Management, LLC

By:	/s/ Brian Goldberg
Name:	Brian Goldberg
Title:	General Counsel

FundVantage Trust, on behalf of Polen 5Perspectives Small Growth Fund

By:	/s/ Joel L. Weiss
Name:	Joel L. Weiss
Title:	President

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